FOR IMMEDIATE RELEASE Media Contact:

Maria Englund

Rubenstein Associates (212) 843-8270

Wells REIT II Acquires 5995 Opus Parkway in Suburban Minneapolis

ATLANTA (April 5, 2005) -- Wells Real Estate Investment Trust II, Inc. (Wells REIT II) has completed the purchase of 5995 Opus Parkway, a five-story, 165,000-square-foot Class-A office building in Minnetonka, Minnesota. The property was purchased from JP Morgan Asset Management for an undisclosed amount. Ray Owens and Spencer Patton of Wells Real Estate Funds (Wells) participated in the transaction, while Lori Larson, Tom Holtz, and Steve Buss of CB Richard Ellis represented the seller.

The building serves as the headquarters of G&K Services, a market leader in branded business apparel (occupying approximately 62% of the building); Opus Corporation, a developer of commercial real estate properties (approximately 19%); and Virtual Radiologic Consultants, a provider of on-call teleradiology services (approximately 18%).

"The office market in Minneapolis-St. Paul has realized positive growth in 2004," said David Steinwedell, Wells' Chief Investment Officer. "We anticipate that this growth will continue in 2005."

The 5995 Opus Parkway property is situated on 8.9 acres in the Opus 2 Park. It is connected via an open walkway to the Minneapolis Marriott Southwest Hotel. The building also allows easy access to the Minneapolis-St. Paul ring-road system of I-494 and I-694, and is only 20 minutes from the Minneapolis-St. Paul International Airport.

Wells Real Estate Funds is a national real estate investment management company that purchases real estate on behalf of Wells-sponsored investment programs.  Since 1984, more than 180,000 individuals across the country have invested (through their financial representatives) in Wells-sponsored investment programs to help diversify their investment portfolios. Collectively, Wells-sponsored programs own more than $6.5 billion in assets (valued at cost) totaling more than 30 million square feet of space.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934, including discussions regarding Wells' use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, increases in interest rates, lease-up risks, lack of availability of financing, and lack of availability of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by prospectus. To obtain a prospectus, please contact Wells Investment Securities, Inc., at 6200 The Corners Parkway, Norcross, GA 30092-3365 (tel. 800-448-1010).

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